June 29, 1999



Mr. John W. Crisler
111 Oxford Lane
North Wales, PA 19454

         Re: Revised Letter of Intent for Employment at HomeGold Financial, Inc., a South Carolina Corporation (the "Company").

Dear John:

         This revised letter is intended to outline and confirm the initial terms and conditions of our offer of employment to you.

1. You will initially receive an annual base salary of $200,000.00. This base salary may be adjusted from time to time at the discretion of the Company. The fact that the salary is stated in an annual amount does not alter the at-will employment conditions of this offer.

2. You will be eligible for a target bonus of up to 50% of your base salary, subject to accomplishment of stated target sales goals for 2000 and beyond. You will receive a guaranteed bonus of $50,000 for the year ended December 31, 1999. The total of all bonuses for 1999, 2000, 2001 and 2002 will be paid to you in HomeGold Financial, Inc. Common Stock (a total value of $350,000). This stock will be issued to you based on the closing price of the stock on July 23, 1999, the Friday before your hire date of July 26, 1999.

3. This stock will be issued to you, but the certificate will be held by the Company. The stock will be restricted stock. The restrictions on this stock will be removed on February 15, following the year of coverage, provided the yet to be determined performance goals are met for each of these years and provided your employment with the Company is current at December 31 of each year end.

4. You have indicated that you will make a Section 83(b) election regarding the income recognition of the receipt of part or all of this stock. This election must be made by you within 30 days of July 26, 1999 with a copy of this election to the company. This income will be reported by the Company as 1099 income to the Internal Revenue Service and must be reported by you on your estimated tax return due to be filed on September 15, 1999. We are not presuming to provide you with complete or accurate tax advice and strongly recommend that you consult your tax advisor regarding the treatment of the receipt of this stock and the Section 83(b) election.

5. The issuance of this stock in lieu of bonuses is subject to the approval of the Board of Directors of HomeGold Financial, Inc. which will be completed prior to your start date.


6. You will be assigned the use of a company owned car (approximate value $30,000). The value of the personal use of this vehicle will be taxable income to you.

7. You will be eligible for 4 weeks of vacation annually, however, your eligible vacation for 1999 will be determined by agreement with Keith Giddens.

8.                The Company observes 10 holidays annually.

9. You will receive stock options to purchase 35,000 shares of HomeGold Financial, Inc. common stock as of the date your employment begins. The exercise price of these options will be the closing price of the stock on July 23, 1999. These options will be subject to the provisions of the HomeGold Financial, Inc. 1995 Employee and Officer Stock Option Plan (copy enclosed).

10. You will be guaranteed 1 year's compensation at your then base salary in the event:

                           a.) A change of control of the Company occurs and your job responsibilities and your compensation are materially reduced (defined as 30% or greater).
                                                              or
                           b.) The Company becomes insolvent.

11. You will receive the Company's standard relocation package should you decide to accept this offer. (See attached). HomeGold has agreed to provide to you a two- part relocation package. The company will move your temporary household goods to a rental residence of your choice prior to your hire date (July 26,1999). Within six months of your hire date, the Company will move the remainder of your household to a residence of your choice in accordance with the Company's standard relocation policy. The Company will make all necessary arrangements for both of these moves. Please contact Patti Garrison at 864-289-5145 for any questions or information concerning either of these moves.

12. The Company will reimburse you for rental expenses (up to $1,000 per month) for a period not to exceed 6 months.

13. All of your compensation will be directly deposited to the bank of your choice.

14.               The Company provides a number of benefits for associates (e.g.
                  vacation, 401(k) plan, and insurance). The terms and conditions of your benefits are set forth in the Company's policies and practices or the particular benefit plan. A synopsis of our benefits is attached for your review with a summary of our group medical plan. Enclosed are the listings of all medical providers in both our offered HMO and PPO group medical plans

15.               Your title will be Executive Vice President.

16. You will report directly to Keith B.Giddens, President and Chief Operating Officer.

17. In addition to your signing the acceptance of this offer of employment, you will also be required to sign: (a) certain Company agreements and policies which cover conduct and actions of all associates both during and subsequent to your employment with the Company; (b) an employment application (if not already completed) and; (c) various other documents relating to benefits or aspects of your employment with the Company.

18. You have indicated that you are not subject to any severance, non-competition or other agreements with any prior employer or other party that prevents or arguably prevents you from doing business with the Company as an associate in any capacity.

         Our employment relationship with you will be on an "at-will" basis at all times. This means that you, as an associate, are free to leave the Company's employ at any time (although we request at least two-weeks' notice), for any or no reason. It also means that your compensation, or other terms of employment may be changed at any time and that your employment can be terminated at the Company's option, with or without cause, with or without notice, at any time, for any or no reason, except as provided by law. The terms of this offer letter, therefore, are not intended to create either an express or implied contract of employment with the Company for any definite term. This letter is intended only as an outline of your initial terms of employment, which may be changed from time to time at the sole discretion of the Company.

         No associate of the Company, other than the president or chief executive officer, has the authority to alter the "at-will" nature of your employment. A contract of employment can only be created by a written agreement expressly titled "Contract of Employment," and signed by the president or the chief executive officer of the Company.

         If these initial terms meet with your approval, and the representation as to your ability to become an associate of the Company is correct, please indicate by signing the following page. If you have any questions, please feel free to contact me at (864) 289-5313.

Sincerely,


Keith B. Giddens
President, Chief Operating Officer

cc:      Mr. David Guilford
         DLG Associates
         1515 Mockingbird Lane, Suite 560
         Charlotte, NC 28209

bcc:     Jack Sterling
         Robert Davis

         Mr. Tee Hooper                          Bob Philpot
         IKON                                    Philpott, Ball & Company
         P.O. Box 5615                           212 S. Tryon Street, Ste. 1050
         Greenville, SC 29606                    Charlotte, NC 28281

         Porter Rose                             Clarence Bauknight
         PBR, Inc.                               PO Box 2183
         201 W. McBee Avenue, 4th Floor          Greenville, SC 29606
         Greenville, SC 29601

         I accept the above offer of employment with HomeGold Financial, Inc., on the initial terms set forth in the Letter of Intent for Employment dated June 17, 1999.

         I understand that my employment with the Company will be on an "at-will" basis at all times. This means that I, as an associate, am free to leave the Company's employ at any time (although it is requested that I give at least two weeks notice), for any or no reason. It also means that my compensation, or other terms of employment, may be changed at any time and that my employment can be terminated at the Company's option, with or without cause, with or without notice, at anytime, for any or no reason, except as provided by law. I understand that the terms of my offer letter are therefore not intended to create either an express or implied contract of employment for any definite term or on any conditions with the Company. This letter is intended only as an outline of my initial terms of employment, which may be changed from time to time at the sole discretion of the Company.

         I understand that no associate of the Company, other than the president or chief executive officer, has the authority to alter the at-will nature of this employment. A contract of employment can only be created by a written agreement expressly titled "Contract of Employment," and signed by the president or chief executive officer of the Company.

         I have not signed any severance, non-competition or other agreement with any prior employer or other party that prevents me from doing business with the Company as an associate in any capacity. I also understand that as a condition of my employment with the Company, I will agree to and execute a non-competition and non-disclosure agreement as part of the Company's statement of Policy that I must sign.

         I agree that I can be held personally liable for any loss for any theft, embezzlement or similar loss caused by me. I agree that any sums owed to me as salary, expenses, etc. at the time of my separation from the Company may be, in the sole discretion of the Company, applied (to the maximum extent allowed by law) to any debts that I may owe to the Company at that time.


Date:
     --------------------

Signature:
          --------------------------------
              John W. Crisler